Exhibit 12(a)

                    CERTIFICATE OF THE SOLE INTERESTHOLDER OF
                        MASTER INSTITUTIONAL MONEY MARKET

      Merrill Lynch Funds For Institutions Series, a holder of $100,000 of shares of beneficial interest of Master Institutional Money Market Trust, a Delaware business trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                            MERRILL LYNCH FUNDS FOR INSTITUTIONS
                                              SERIES

                                            By: ________________________________
                                                     Authorized Officer

Dated: December __, 2001